Exhibit 99.1

Lipocine Announces Financial Results for the Second Quarter Ended June 30, 2026

SALT LAKE CITY, August 4, 2026 — Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company focused on the development of novel oral therapeutics, today announced financial results for the second quarter ended June 30, 2026 and provided a corporate update.

Recent Developments and Corporate Update

LPCN 1154 (BRLIZIO™) for Postpartum Depression (PPD)

●	On April 2, 2026, Lipocine reported topline results from its Phase 3 placebo-controlled trial (N=90) evaluating oral LPCN 1154 (oral brexanolone) for the treatment of PPD. In the full analysis set, LPCN 1154 did not show a statistically significant reduction from baseline in HAM-D (Hamilton Depression Rating Scale) total score compared to placebo at hour 60, and the primary endpoint was not met.

●	In a post hoc analysis, the Company identified anomalies at one high-enrolling site in the Phase 3 trial that raise substantive questions about the validity of that site’s data. Excluding the outlier site, LPCN 1154 produced a rapid, sustained, and clinically meaningful improvement in depression symptoms. We believe that these results align with the established antidepressant profile of intravenous brexanolone and indicate a potential development path for LPCN 1154.

●	We have requested a guidance meeting with the FDA and the meeting is scheduled for the third quarter of 2026. We have initiated a new placebo controlled clinical trial for PPD to complement the existing LPCN 1154 clinical database, and to further characterize the efficacy and safety of LPCN 1154.

●	The LPCN 1154 Phase 3 data in PPD were featured in oral and poster presentations at the 2026 American Society of Clinical Psychopharmacology (ASCP) Annual Meeting, on May 26, 2026, in Miami, FL.

●	On June 12, 2026, Lipocine hosted a virtual key opinion leader (KOL) event for the investment community highlighting the unmet needs in PPD and the clinical profile of LPCN 1154. The event featured presentations by two leading physicians with deep expertise in PPD, Kristina M. Deligiannidis, MD, and Rakesh Jain, MD, MPH, as well as by company management. A replay of the event, with slides, can be accessed here.

●	Lipocine continues to explore business partnerships around the development, approval and commercialization of Brlizio™ (LPCN 1154) for PPD.

LPCN 2201 for Major Depressive Disorder

●	In the aforementioned post hoc analysis of the Phase 3 PPD study, oral brexanolone also demonstrated that participants with a history of psychiatric conditions showed statistically significant and clinically meaningful reductions in HAM-D scores versus placebo, observed as early as hour 12 and sustained through day 30. We plan to submit a protocol for a Phase 2 study to the FDA, and we may initiate a study to evaluate LPCN 2201 for MDD.

LPCN 2203 for Essential Tremor

●	Literature reports of potential efficacy demonstrated with injectable brexanolone in treating essential tremor symptoms and with the observed low sedation, dizziness, and GI adverse events in oral brexanolone, we plan to submit a protocol for a Phase 2 study to the FDA and we may initiate a study to evaluate LPCN 2203 for essential tremor.

TLANDO

●	Lipocine has an exclusive License Agreement with Verity Pharma, entered into in 2024, under which Verity Pharma has the rights to market TLANDO, its oral testosterone replacement therapy, in the United States and Canada, if approved.

●	Lipocine has entered into additional license, supply and distribution agreements covering development and commercialization of TLANDO in other counties/ territories including Aché (Brazil), Pharmalink (GCC countries) and SPC (South Korea). On July 8, 2026, Pharmalink received product marketing authorization approval for TESTYRA® (TLANDO) in the UAE.

●	Lipocine continues to explore partnering TLANDO in territories outside the U.S., Canada, South Korea, the GCC countries, and Brazil.

Second Quarter Ended June 30, 2026 Financial Results

As of June 30, 2026, Lipocine had $23.3 million of unrestricted cash, cash equivalents, and marketable investment securities, compared to $14.9 million at December 31, 2025.

Lipocine reported a net loss of $2.6 million, or ($0.32) per diluted share, for the quarter ended June 30, 2026, compared to a net loss of $2.2 million, or ($0.41) per diluted share, for the quarter ended June 30, 2025.

Royalty revenue from TLANDO sales were $190,000 during the three months ended June 30, 2026, compared to $123,000 during the three months ended June 30, 2025. In addition, license revenue of $500,000 was recognized in the three months ended June 30, 2025 and there was no license revenue in the comparable period of 2026.

Research and development expenses were $2.0 million and $2.1 million, respectively, for the quarters ended June 30, 2026 and 2025.

General and administrative expenses were $1.0 million and $0.9 million, respectively, for the quarters ended June 30, 2026 and 2025.

Six Months Ended June 30, 2026 Financial Results

Lipocine reported a net loss of $6.3 million, or ($0.84) per diluted share, for the six months ended June 30, 2026, compared to a net loss of $4.1 million, or ($0.76) per diluted share, for the six months ended June 30, 2025.

Lipocine recognized revenue of $309,000 and $717,000 during the six months ended June 30, 2026 and 2025, respectively. Revenue during the six months ended June 30, 2026 consisted entirely of royalty revenue from TLANDO sales. There was $500,000 of license revenue and $217,000 in royalty revenue during the same period in 2025.

Research and development expenses were $4.8 million and $3.2 million, respectively, for the six-month periods ended June 30, 2026 and 2025. The increase was driven primarily by costs related to the LPCN 1154 Phase 3 study and an increase in personnel expense, partially offset by a decrease in various research and development costs.

General and administrative expenses were $2.2 million and $2.0 million, respectively, for the six-month periods ended June 30, 2026 and 2025. The increase was primarily a result of an increase in consulting and professional fees and an increase in various general and administrative fees.

Interest and investment income was $0.4 million for each of the six-month periods ended June 30, 2026 and 2025.

For further detail on Lipocine’s financial results for the three and six months ended June 30, 2026, refer to the Company’s Form 10-Q filed with the SEC.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of our products and product candidates and related efforts with the FDA, including the timing of clinical trials and regulatory submissions, the potential uses and benefits of our products and product candidates, the commercial potential for our product candidates, and potential strategic partnerships and other opportunities. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of a NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com

LIPOCINE INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$4,979,430	$5,205,842
Marketable investment securities	18,287,179	9,724,545
Accrued interest income	101,065	14,189
License fee and royalties receivable	190,099	1,145,390
Prepaid and other current assets	179,004	787,600
Total current assets	23,736,777	16,877,566

Property and equipment, net of accumulated depreciation of $1,313,541 and $1,284,079 respectively	74,831	104,293
Other assets	23,753	23,753
Total assets	$23,835,361	$17,005,612

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$680,525	$971,822
Accrued expenses	1,067,432	1,236,374
Deferred revenue	320,000	320,000
Total current liabilities	2,067,957	2,528,196

Total liabilities	2,067,957	2,528,196

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.0001 per share, 75,000,000 shares authorized; 8,244,589 and 6,158,779 issued and 8,244,253 and 6,158,443 outstanding, respectively	9,153	8,944
Additional paid-in capital	237,503,220	223,901,106
Treasury stock at cost, 336 shares	(40,712)	(40,712)
Accumulated other comprehensive income	(13,401)	4,445
Accumulated deficit	(215,690,856)	(209,396,367)
Total stockholders’ equity	21,767,404	14,477,416

Total liabilities and stockholders’ equity	$23,835,361	$17,005,612

LIPOCINE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues:
License revenue	$-	$500,000	$-	$500,000
Royalty revenue	190,099	122,849	309,496	216,713
Total revenues	190,099	622,849	309,496	716,713

Operating expenses:
Research and development	2,041,389	2,136,769	4,805,782	3,198,341
General and administrative	990,956	890,433	2,195,425	2,012,910
Total operating expenses	3,032,345	3,027,202	7,001,207	5,211,251

Operating loss	(2,842,246)	(2,404,353)	(6,691,711)	(4,494,538)

Other income:
Interest and investment income	219,851	198,637	397,422	424,149
Total other income	219,851	198,637	397,422	424,149

Loss before income tax expense	(2,622,395)	(2,205,716)	(6,294,289)	(4,070,389)

Income tax expense	(200)	-	(200)	(200)

Net loss attributable to common shareholders	$(2,622,595)	$(2,205,716)	$(6,294,489)	$(4,070,589)

Basic loss per share attributable to common stock	$(0.32)	$(0.41)	$(0.84)	$(0.76)
Weighted average common shares outstanding, basic	8,216,988	5,351,957	7,509,923	5,350,267

Diluted loss per share attributable to common stock	$(0.32)	$(0.41)	$(0.84)	$(0.76)
Weighted average common shares outstanding, diluted	8,216,988	5,351,957	7,509,923	5,350,267

Comprehensive loss:
Net loss	$(2,622,595)	$(2,205,716)	$(6,294,489)	$(4,070,589)
Net unrealized loss on marketable investment securities	(6,207)	(6,764)	(17,846)	(10,381)
Comprehensive loss	$(2,628,802)	$(2,212,480)	$(6,312,335)	$(4,080,970)